Exhibit 99.1

NEWMARKET CORPORATION REPORTS IMPROVED YEAR AND FOURTH QUARTER RESULTS

•	Earnings Per Share Up 14 Percent for the Year and Fourth Quarter
•	Petroleum Additives Operating Profit Improves 7 Percent for the Year
•	Purchased 1.2 Million Shares of Common Stock During the Year for $124.9 Million
•	Reduced Debt $28.2 Million During the Year
•	Increased Dividend Declared in Fourth Quarter 17 Percent

Richmond, VA, February 3, 2011 – NewMarket Corporation (NYSE – NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the year and fourth quarter 2010.

Net income for the year 2010 increased to $177.1 million, or $12.09 per share, an improvement of 9 percent over net income for the year 2009 of $162.3 million, or $10.65 per share. For the fourth quarter, net income improved 7 percent to $49.4 million, or $3.47 per share, compared to net income for the fourth quarter last year of $46.3 million, or $3.03 per share. The percentage increase in earnings per share was 14 percent for both the year and fourth quarter reflecting the additional benefit of the stock purchases. Net income for all periods includes gains and losses on an interest rate swap agreement related to financing on Foundry Park which are reflected separately for each period in the Summary of Earnings schedule at the end of this press release.

Petroleum additives operations had a very strong performance in 2010 with operating profit improving to $299.1 million, an increase of 7 percent over operating profit last year of $279.8 million. The improvement reflects the continuing excellent performance of the lubricant additive product line. Sales of petroleum additives for the year improved to $1.77 billion, an increase of 17 percent over sales for the year 2009 of $1.52 billion. The increase in sales included the benefit of a 12 percent increase in shipments compared to last year.

Petroleum additives results were also up for the fourth quarter with operating profit of $72 million, an increase of 9 percent over operating profit for fourth quarter last year of $65.8 million. Sales of petroleum additives for this year’s fourth quarter of $455.0 million were up 13 percent over sales of $401.4 million for the fourth quarter last year including the benefit of a 3 percent increase in shipments.

This strong performance in 2010 reflects the continuing strength of our petroleum additives operations in all regions. This success is driven by our commitment to supply our customers with the differentiating top quality products, marketing solutions and unique technical support that enhances their position in the marketplace.

This strong operational performance and resulting cash flow, together with available cash, enabled us to complete several important initiatives during the year, including (i) the first quarter 2010 acquisition of Polartech, a leading metalworking additives company, (ii) purchasing 1,213,158 shares (287,917 shares in the fourth quarter) of our common stock for $124.9 million, and (iii) reducing debt during the year by $28.2 million. We remain intent on focusing the use of our cash flow on enhancing our business operations and generating shareholder value.

While 2010 was NewMarket’s most profitable year, it was also a year marked by considerable investment for the future. We added manufacturing capacity in Singapore to better serve our Asia/Pacific customers, invested in additional facilities and testing capability in R&D, introduced a number of new products, added additional staffing around the world, and put in place new management systems to position ourselves for future growth. In addition, we finished the year with the lowest Recordable Injury rate in our history.

Our performance in 2010 gives us good momentum and we are well positioned for the challenges and opportunities of 2011 and thereafter. I want to thank our customers for their continued support, and I want to thank our employees for working safely and smartly around the world.

Sincerely,

Thomas E. Gottwald

Summary of Earnings for the 2010 and 2009 Periods

As noted, net income for the fourth quarter of both 2010 and 2009 included income benefits while the full year 2010 and 2009 included charges on an interest rate swap agreement related to financing on Foundry Park. These amounts result from the Company valuing the swap agreement at its fair value.

The Company is reporting net income including these amounts, as well as income excluding them, and related per share amounts in this Summary of Earnings. The Company believes that even though income, excluding these amounts, is not required by or presented in accordance with generally accepted accounting principles (GAAP) accepted in the United States, this additional measure enhances understanding of the Company’s performance. The Company believes earnings, excluding this item, enhance period to period comparability. The Company believes that income, excluding this item, should not be considered an alternative to net income determined under GAAP. The following table is a reconciliation of net income under GAAP to net income excluding the gains and losses on the interest rate swap agreement.

	Summary of Earnings (in millions, except per-share amounts)
	Fourth Quarter Ended December 31		Year Ended December 31
	2010	2009	2010	2009
Net Income
Net income	$49.4	$46.3	$177.1	$162.3
(Gain) loss on interest rate swap agreement	(4.4)	(2.8)	6.3	7.0

Income excluding (gain) loss on interest rate swap	$45.0	$43.5	$183.4	$169.3

Diluted Earnings Per Share:
Net income	$3.47	$3.03	$12.09	$10.65
(Gain) loss on interest rate swap agreement	(0.31)	(0.18)	0.43	0.46

Income excluding (gain) loss on interest rate swap	$3.16	$2.85	$12.52	$11.11

As a reminder, a conference call and Internet webcast is scheduled for 10:00 a.m. EST on Friday, February 4, 2011, to review fourth quarter and year 2010 financial results. You can access the conference call live by dialing 1-

877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until February 12, 2011 at 11:59 p.m. EST by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The account number is 286. The conference ID number is 364809. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: availability of raw materials and transportation systems; supply disruptions at single sourced facilities; ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; hazards common to chemical businesses; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; competition from other manufacturers; sudden or sharp raw materials price increases; gain or loss of significant customers; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; inability to complete future acquisitions or successfully integrate future acquisitions into our business and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2009 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone:   804.788.5555

Fax:        804.788.5688

Email:    investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
Revenue:
Petroleum additives	$455.0	$401.4	$1,774.4	$1,518.1
Real estate development	2.7	0.0	11.3	0.0
All other (a)	2.9	2.8	11.7	12.0

Total	$460.6	$404.2	$1,797.4	$1,530.1

Segment operating profit:
Petroleum additives	$72.0	$65.8	$299.1	$279.8
Real estate development	1.7	0.0	7.0	(0.4)
All other (a)	(0.7)	0.8	2.4	0.0

Segment operating profit	73.0	66.6	308.5	279.4

Corporate unallocated expense	(5.8)	(5.0)	(20.3)	(17.0)
Interest and financing expenses	(4.5)	(3.0)	(17.3)	(11.7)
Gain (loss) on an interest rate swap agreement (b)	7.2	4.3	(10.3)	(11.4)
Other (expense) income, net	(0.4)	0.0	(0.6)	0.1

Income before income tax expense	$69.5	$62.9	$260.0	$239.4

Net income	$49.4	$46.3	$177.1	$162.3

Basic earnings per share	$3.48	$3.04	$12.12	$10.67

Diluted earnings per share	$3.47	$3.03	$12.09	$10.65

Notes to Segment Results and Other Financial Information

(a)	“All other” includes the results of our TEL business, as well as certain contract manufacturing of Ethyl Corporation.

(b)	The gain (loss) on an interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the interest rate swap and, accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Fourth Quarter Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009
Revenue:
Net sales - product	$457,906	$404,241	$1,786,076	$1,530,122
Rental revenue	2,742	—	11,316	—

	460,648	404,241	1,797,392	1,530,122

Costs:
Cost of goods sold - product	332,537	286,435	1,277,505	1,066,862
Cost of rental	1,183	—	4,428	—

	333,720	286,435	1,281,933	1,066,862

Gross profit	126,928	117,806	515,459	463,260

Selling, general, and administrative expenses	34,489	31,759	136,967	114,900
Research, development, and testing expenses	25,322	24,624	91,188	86,072

Operating profit	67,117	61,423	287,304	262,288

Interest and financing expenses	4,533	3,012	17,261	11,716
Other income (expense), net (a)	6,927	4,538	(10,047)	(11,196)

Income before income tax expense	69,511	62,949	259,996	239,376

Income tax expense	20,099	16,699	82,871	77,093

Net income	$49,412	$46,250	$177,125	$162,283

Basic earnings per share	$3.48	$3.04	$12.12	$10.67

Diluted earnings per share	$3.47	$3.03	$12.09	$10.65

Shares used to compute basic earnings per share	14,209	15,208	14,619	15,206

Shares used to compute diluted earnings per share	14,235	15,245	14,650	15,243

Cash dividends declared per share	$0.440	$0.375	$1.565	$1.075

Notes to Consolidated Statements of Income

(a)	On June 25, 2009 we entered into an interest rate swap. The gain on the interest rate swap for the fourth quarter ended December 31, 2010, was $7.2 million, and for the twelve months ended December 31, 2010, the loss was $10.3 million . For the fourth quarter ended December 31, 2009, the gain was $4.3 million, and for the twelve months ended December 31, 2009, the loss was $11.4 million. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	December 31	December 31
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$49,192	$151,831
Short-term investments	300	300
Trade and other accounts receivable, less allowance for doubtful accounts ($733 - 2010; $1,195 - 2009)	257,748	214,887
Inventories	273,215	192,903
Deferred income taxes	6,876	4,118
Prepaid expenses and other current assets	15,444	39,100

Total current assets	602,775	603,139

Property, plant and equipment, at cost	988,180	934,382
Less accumulated depreciation and amortization	654,204	631,967

Net property, plant and equipment	333,976	302,415

Prepaid pension cost	8,597	2,430
Deferred income taxes	21,974	34,670
Other assets and deferred charges	48,893	37,475
Intangibles (net of amortization) and goodwill	46,526	45,063

Total assets	$1,062,741	$1,025,192

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$109,250	$88,186
Accrued expenses	71,558	63,775
Dividends payable	5,304	4,992
Book overdraft	1,063	2,230
Long-term debt, current portion	4,369	33,881
Income taxes payable	14,843	4,988

Total current liabilities	206,387	198,052

Long-term debt	217,544	216,200
Other noncurrent liabilities	147,170	152,755

Shareholders’ equity
Common stock and paid in capital (without par value) Issued and Outstanding - 14,034,884 in 2010 and 15,209,989 in 2009	—	275
Accumulated other comprehensive loss	(73,820)	(74,784)
Retained earnings	565,460	532,694

	491,640	458,185

Total liabilities and shareholders’ equity	$1,062,741	$1,025,192